UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 7, 2018

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA 19355-2143	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant's telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 - Entry into a Material Definitive Agreement.

On June 12, 2018, Vishay Intertechnology, Inc. ("Vishay") issued $600 million aggregate principal amount of 2.25% Senior Convertible Notes due 2025 (the "Notes") pursuant to an Indenture, dated as of June 12, 2018 (the "Indenture"), between Vishay and HSBC Bank USA, N.A., as trustee. The Notes will bear interest at a rate of 2.25% per year payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2018. Vishay may also be required to pay additional interest of up to 0.50% if Vishay is not in compliance with certain reporting obligations to the holders of the Notes, and a further amount of up to 0.50% if Vishay is not current (after a grace period) with periodic filings with the Securities and Exchange Commission. The Notes will mature on June 15, 2025, unless earlier repurchased or converted. The Notes are convertible into shares of Vishay common stock ("Common Stock") at a conversion rate of 31.7536 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment. Prior to December 15, 2024, such conversion is subject to the satisfaction of certain conditions set forth below. The Notes are not redeemable before the maturity date, and no sinking fund is provided for the Notes.

The holders of the Notes may convert their Notes on or after December 15, 2024 until the close of business on the second business day immediately preceding the maturity date. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. Upon conversion, Vishay will satisfy the conversion obligation by delivering cash, shares of Common Stock or any combination thereof, at its option. Prior to the close of business on the business day immediately preceding December 15, 2024, the holders of the Notes may convert their Notes, under any of the following conditions:

•
during any fiscal quarter commencing after the fiscal quarter ending on September 29, 2018 (and only during such fiscal quarter), if the last reported sale price of the Common Stock for at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•
during the five business day period immediately after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of that five consecutive trading day period was less than 98% of the product of the last reported sale price of Common Stock on each such trading day and the conversion rate on each such trading day; or

•	upon the occurrence of specified corporate transactions.

The holders of the Notes who convert their Notes in connection with a fundamental change, as defined in the Indenture, may be entitled to a make-whole premium in the form of an increase in the conversion rate.

At the direction of its Board of Directors, Vishay intends, upon conversion, to repay the principal amount of the Notes in cash and settle any additional amounts in shares.

Additionally, in the event of a fundamental change, as defined in the Indenture, the holders of the Notes may require Vishay to repurchase all or a portion of their Notes at a purchase price equal to 100% of the principal amount of Notes, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date. Vishay will pay cash or, in certain circumstances, stock or a combination of cash and stock, for all Notes so repurchased.

The Notes are Vishay's senior unsecured obligations and will be equal in right of payment with all of Vishay's existing and future senior unsecured indebtedness, including Vishay's outstanding 2.25% convertible senior debentures due 2040, 2.25% convertible senior debentures due 2041 and 2.25% convertible senior debentures due 2042; senior in right of payment to all of Vishay's existing and future subordinated obligations; effectively subordinated in right of payment to all of Vishay's existing and future secured indebtedness, including all amounts under Vishay's senior secured credit facility, to the extent of the value of the assets securing such indebtedness; and effectively subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of Vishay's subsidiaries.

The above description of the Indenture and the Notes is a summary only and is qualified in its entirety by reference to the Indenture (and the Form of Note included therein), which is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The information contained under Item 8.01 is also incorporated herein by reference.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms and conditions of the Notes and Indenture described in Items 1.01 and 3.02 of this Current Report on Form 8-K are incorporated herein by reference.

Item 3.02 - Unregistered Sales of Equity Securities.

As described in Items 1.01 and 8.01 of this Current Report on Form 8-K, which are incorporated herein by reference, Vishay issued $600 million aggregate principal amount of Notes to the Initial Purchasers (as defined herein) on June 12, 2018 in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Vishay expects to pay an estimated aggregate amount of approximately $16 million of offering expenses in connection with the transaction, including the Initial Purchasers' (as defined below) discount.

Vishay offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Initial Purchasers are initially offering the Notes to "qualified institutional buyers" pursuant to an exemption from registration provided by Rule 144A under the Securities Act. Vishay relied on this exemption from registration based in part on representations made by the Initial Purchasers.

The Notes and Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Vishay is filing the information above under Item 3.02. However, as a result of the obligations under the Notes upon conversion being payable in cash as described in Item 1.01 of this Current Report on Form 8-K, the number of shares of Common Stock issuable upon conversion of the Notes may constitute less than 1% of the number of shares of Common Stock outstanding.

Item 7.01 - Regulation FD Disclosure.

Press Release – Closing of Convertible Senior Notes Offering

On June 13, 2018, Vishay issued a press release announcing the closing of the offering of $600 million aggregate principal amount of 2.25% convertible senior notes due in 2025. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Conversion Ratio Adjustments for Dividends

The quarterly cash dividend program of Vishay results in adjustments to the conversion rate and effective conversion price for certain issuances of Vishay's convertible senior debentures, specifically, the 2.25% Convertible Senior Debentures due 2040, the 2.25% Convertible Senior Debentures due 2041, and the 2.25% Convertible Senior Debentures due 2042. As required by the indentures governing the terms of such issuance of debentures, Vishay has delivered a notice and officers' certificate to the trustees regarding these adjustments.

Pursuant to the indentures governing the terms of such issuances of debentures, effective June 12, 2018 (the ex-dividend date), the adjusted conversion rates and adjusted effective conversion prices are as follows (subject to the conditions applicable to conversion of debentures set forth in the indentures):

	Due 2040	Due 2041	Due 2042

Conversion Rate (shares of common stock per $1,000 principal amount of debentures)	77.7399	56.7305	91.4035
Effective conversion price (per share)	$12.86	$17.63	$10.94

The information contained under Item 7.01 in this report shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 8.01 – Other Events

Purchase Agreement

On June 7, 2018, Vishay entered into a purchase agreement (the "Purchase Agreement") with J.P. Morgan Securities LLC as representative of the several Initial Purchasers named therein (collectively, the "Initial Purchasers"), relating to the sale by Vishay of the Notes. Pursuant to the terms of the Purchase Agreement, the parties have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

Repurchase of Outstanding Debentures

Vishay used all of the net proceeds from the offer and sale of the Notes to repurchase $220 million aggregate principal amount of its existing 2.25% convertible senior debentures due 2040 and $69 million aggregate principal amount of its existing 2.25% convertible senior debentures due 2042 through individually negotiated agreements with a limited number of holders of such outstanding debentures.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of June 12, 2018, by and between Vishay Intertechnology, Inc. and HSBC Bank USA, N.A., as Trustee.
4.2	Form of Global Note, representing Vishay Intertechnology, Inc.'s 2.25% Senior Convertible Notes due 2025 (included as Exhibit A to the Indenture filed as Exhibit 4.1).
99.1	Press release dated June 13, 2018

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2018

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman

Name:	Lori Lipcaman
Title:	Executive Vice President and
Chief Financial Officer